Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) to the DMC Global Inc. 2025 Omnibus Incentive Plan of our reports dated February 23, 2026, with respect to the consolidated financial statements of DMC Global Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting of DMC Global Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

May 13, 2026